OLD POINT FINANCIAL CORPORATION ANNOUNCES

FOURTH QUARTER 2003 EARNINGS

January 14, 2004, HAMPTON, VA. Old Point Financial Corporation (Nasdaq SmallCap "OPOF") announced today 2003 net earnings of $7.82 million as compared to 2002 net income of $7.05 million, an annual increase of 11%. Fourth quarter earnings were $1.97 million, up 6% from $1.85 million in the same quarter of last year. Fully diluted net income per share is $1.98 for 2003, as compared to $1.80 for 2002, up by 10% for the year.

Net interest income after provision for loan losses for the quarter showed a 9% increase over the same quarter in 2002, and a 10% increase for the year.

Non-interest income was $7.47 million for the year, a 5% increase over the comparable time period in 2002. Total Assets as of December 31, 2003 were $645.44 million, up 12% over December 31, 2002. Deposits increased by 8%, to $490.42 million, and Net Loans rose to $400.28 million, up by 7%.

Return on Average Assets (ROA) for 2003 was 1.30%, and Return on Average Equity (ROE) was 12.81%.

Old Point Financial Corporation ("OPOF" Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A. , a Hampton Roads wealth management services provider. www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286